Whirlpool Corporation Delivering on Long-Term Value Creation Targets
with Very Strong Fourth-Quarter and Full-Year Results
•Q4 net sales growth of 7.7% and organic net sales(5) (non-GAAP) growth of 10.3%, driven by strong consumer demand
•Very strong Q4 GAAP net earnings margin of 8.6% (up 320 basis points) and ongoing (non-GAAP) EBIT margin(2) of 11.3% (up 410 basis points), with positive EBIT and significant margin expansion in all regions
•Solid full-year GAAP earnings per diluted share of $17.07 and record ongoing earnings per diluted share(1) (non-GAAP) of $18.55, exceeding guidance
•Significant cash generation for full-year 2020; cash provided by operating activities of $1.5 billion and free cash flow(4) of $1.25 billion, with positive cash flow in North America, Latin America and EMEA
•2021 outlook includes earnings per diluted share of $17.80 to $18.80 on a GAAP basis and $19.00 to $20.00 on an ongoing(1) basis; cash provided by operating activities of ~$1.55 billion and free cash flow(4) of $1 billion or more
BENTON HARBOR, Mich., January 27, 2021 - Whirlpool Corporation (NYSE: WHR), the leading kitchen and laundry appliance company in the world, today reported financial results for the fourth-quarter of 2020.

"
Despite a challenging environment in 2020, we continued to deliver against our long-term strategy and reported our third consecutive year of record ongoing earnings per share," said Marc Bitzer, chairman and chief executive officer of Whirlpool Corporation. "As we enter into 2021, we continue to see signs of economic recovery - such as positive demand and encouraging structural housing trends - and remain well-positioned to drive sustained shareholder value over the long term."
MARC BITZER

KEY RESULTS

Fourth-Quarter Results	2020	2019	Change
Net sales ($M)	$5,798	$5,382	$416	7.7%
Organic net sales(5) ($M)	$5,937	$5,382	$555	10.3%
GAAP net earnings available to Whirlpool ($M)	$497	$288	$209	71.9%
Ongoing EBIT(2) ($M)	$657	$389	$268	68.9%
GAAP earnings per diluted share	$7.77	$4.52	$3.25	72.0%
Ongoing earnings per diluted share(1)	$6.64	$4.91	$1.73	35.2%

Full-Year Results	2020	2019	Change
Net sales ($M)	$19,456	$20,419	$(963)	(4.7)%
Organic net sales(5) ($M)	$20,007	$19,784	$223	1.1%
GAAP net earnings available to Whirlpool ($M)	$1,081	$1,184	$(103)	(8.8)%
Ongoing EBIT(2) ($M)	$1,768	$1,414	$354	25.0%
GAAP earnings per diluted share	$17.07	$18.45	$(1.38)	(7.5)%
Ongoing earnings per diluted share(1)	$18.55	$16.00	$2.55	15.9%
CASH FLOW

Full-Year Cash Flow	2020	2019	Change
Cash provided by (used in) operating activities ($M)	$1,500	$1,230	$270
Free cash flow(4) ($M)	$1,246	$912	$334
QUARTERLY & FULL-YEAR HIGHLIGHTS
•Delivered Q4 GAAP and ongoing (non-GAAP) earnings per diluted share(1) of $7.77 and $6.64, respectively, driven by exceptional execution of go-to-market and cost takeout actions
•Solid full-year GAAP net earnings margin of 5.6% (down 20 basis points) driven by increased restructuring costs
•Record full-year ongoing (non-GAAP) EBIT margin(2) of 9.1% (up 220 basis points), driven by very strong execution of go-to-market initiatives and $500 million cost takeout program
•Full-year EBIT(3) positive in EMEA as strategic actions continue to drive progress towards long-term goals
•Strong liquidity position with a cash balance of $2.9 billion as of December 31, 2020; repayment of approximately $1.7 billion of outstanding short-term debt resulting in gross debt leverage(6) of 2.3x

"
We ended 2020 in a position of strength due to the early, decisive actions we took at the onset of the year to sustain operating margins and protect liquidity," said Jim Peters, chief financial officer of Whirlpool Corporation. "We significantly strengthened our balance sheet and continued to return cash to our shareholders, while delivering record ongoing earnings per share, ongoing EBIT margins and free cash flow. Looking ahead, we are confident that we will continue to deliver on our long-term financial goals and create further value for our shareholders."
JIM PETERS
REGIONAL REVIEW

North America	Q4 2020	Q4 2019	Change	Change excluding currency impact
Net sales ($M)	$3,208	$3,074	4.4%	4.3%
EBIT(3) ($M)	$581	$410	41.7%	-
•Solid revenue performance driven by positive consumer trends
•Record fourth-quarter EBIT, with EBIT margin(3) of 18.1 percent, compared to 13.3 percent in the same prior-year period, driven by go-to-market actions and strong cost discipline

Europe, Middle East and Africa	Q4 2020	Q4 2019	Change	Change excluding currency impact
Net sales ($M)	$1,416	$1,170	21.0%	17.8%
EBIT(3) ($M)	$40	$11	263.6%	-
•Demand strength drove solid volume growth year-over-year, with double-digit growth in key countries
•Fourth-quarter EBIT margin(3) of 2.8 percent, compared to 0.9 percent in the same prior-year period, as cost takeout actions and increased demand offset unfavorable currency

Latin America	Q4 2020	Q4 2019	Change	Change excluding currency impact
Net sales ($M)	$821	$782	5.0%	27.9%
EBIT(3) ($M)	$100	$42	138.1%	-
•Organic net sales(5) growth of 28 percent driven by Brazil industry growth
•Fourth-quarter EBIT margin(3) of 12.1 percent, compared to 5.3 percent in the same prior-year period, as positive price/mix and increased demand offset unfavorable currency

Asia	Q4 2020	Q4 2019	Change	Change excluding currency impact
Net sales ($M)	$354	$356	(0.7)%	(0.7)%
EBIT(3) ($M)	$21	$2	950.0%	-
•Solid India results led by demand recovery
•China delivered strong EBIT improvement driven through cost productivity actions and Whirlpool branded share gains
FULL-YEAR 2021 OUTLOOK
Strong 2021 outlook delivering on long-term financial goals:
•Full-year 2021 net sales increase of ~6 percent (the impact of currency on net sales for future periods is not included)
•GAAP earnings per diluted share of $17.80 to $18.80
•Ongoing earnings per diluted share(1) of $19.00 to $20.00
•GAAP and adjusted tax rate (non-GAAP) of 24 to 26 percent
•Cash provided by operating activities of approximately $1.55 billion
•Free cash flow of $1 billion or more

(1)A reconciliation of ongoing earnings per diluted share, a non-GAAP financial measure, to reported net earnings per diluted share available to Whirlpool and other important information, appears below.
(2)A reconciliation of earnings before interest and taxes (EBIT) and ongoing EBIT, non-GAAP financial measures, to reported net earnings available to Whirlpool, and a reconciliation of EBIT margin and ongoing EBIT margin, non-GAAP financial measures, to net earnings margin and other important information, appears below.
(3)Segment EBIT and Ongoing Segment EBIT represents our consolidated EBIT broken down by the Company's reportable segments and are metrics used by the chief operating decision maker in accordance with ASC 280. Consolidated EBIT also includes corporate "Other/Eliminations" of $(43) million and $(95) million for the fourth quarters of 2020 and 2019, respectively. Ongoing segment EBIT includes certain adjustments to segment EBIT, and a reconciliation and other important information, appears below.
(4)A reconciliation of free cash flow, a non-GAAP financial measure, to cash provided by (used in) operating activities and other important information, appears below.
(5)Organic net sales reflects net sales excluding the impact of foreign currency and the Embraco divestiture and a reconciliation and other important information appears below.
(6)Gross debt leverage represents Gross Debt/Ongoing EBITDA. A reconciliation of ongoing EBITDA to net earnings available to Whirlpool and other important information appears below.

Contact Whirlpool Corporation: Media: 269/923-7405, Media@Whirlpool.com, Financial: Roxanne Warner, 269/923-2641, Investor_Relations@Whirlpool.com

ABOUT WHIRLPOOL CORPORATION
Whirlpool Corporation (NYSE: WHR) is the leading kitchen and laundry appliance company in the world, with approximately $19 billion in annual sales, 78,000 employees and 57 manufacturing and technology research centers in 2020. The company markets Whirlpool, KitchenAid, Maytag, Consul, Brastemp, Amana, Bauknecht, JennAir, Indesit and other major brand names in nearly every country throughout the world. Additional information about the company can be found at whirlpoolcorp.com.

WEBSITE DISCLOSURE
We routinely post important information for investors on our website, whirlpoolcorp.com, in the "Investors" section. We also intend to update the "Hot Topics Q&A" portion of this webpage as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the "Investors" section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our webpage is not incorporated by reference into, and is not a part of, this document.

WHIRLPOOL ADDITIONAL INFORMATION
This document contains forward-looking statements about Whirlpool Corporation and its consolidated subsidiaries ("Whirlpool") that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document may include, but are not limited to, statements regarding expected financial results for 2021 and the key drivers for such results, industry expectations, supply-chain improvements, COVID-related supply chain impacts, delivery of long-term financial goals, and progress on ESG commitments. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool's forward-looking statements. Among these factors are: (1) COVID-19 pandemic-related business disruption and economic uncertainty; (2) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers, and the impact of the changing retail environment, including direct-to-consumer sales; (3) Whirlpool's ability to maintain or increase sales to significant trade customers and the ability of these trade customers to maintain or increase market share; (4) Whirlpool's ability to maintain its reputation and brand image; (5) the ability of Whirlpool to achieve its business plans, productivity improvements, and cost control objectives, and to leverage its global operating platform, and accelerate the rate of innovation; (6) Whirlpool's ability to obtain and protect intellectual property rights; (7) acquisition and investment-related risks, including risks associated with our past acquisitions, and risks associated with our increased presence in emerging markets; (8) risks related to our international operations, including changes in foreign regulations, regulatory compliance and disruptions arising from political, legal and economic instability; (9) information technology system failures, data security breaches, data privacy compliance, network disruptions, and cybersecurity attacks; (10) product liability and product recall costs; (11) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (12) our ability to attract, develop and retain executives and other qualified employees; (13) the impact of labor relations; (14) fluctuations in the cost of key materials (including steel, resins, copper and aluminum) and components and the ability of Whirlpool to offset cost increases; (15) Whirlpool's ability to manage foreign currency fluctuations; (16) impacts from goodwill impairment and related charges; (17) triggering events or circumstances impacting the carrying value of our long-lived assets; (18) inventory and other asset risk; (19) the uncertain global economy and changes in economic conditions which affect demand for our products; (20) health care cost trends, regulatory changes and variations between results and estimates that could increase future funding obligations for pension and postretirement benefit plans; (21) changes in LIBOR, or replacement of LIBOR with an alternative reference rate; (22) litigation, tax, and legal compliance risk and costs, especially if materially different from the amount we expect to incur or have accrued for, and any disruptions caused by the same; (23) the effects and costs of governmental investigations or related actions by third parties; and (24) changes in the legal and regulatory environment including environmental, health and safety regulations, and taxes and tariffs. Additional information concerning these and other factors can be found in Whirlpool's filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. World’s leading kitchen and laundry appliance company claim is based on the most recently available publicly reported annual product sales, parts, and support revenues.

WHIRLPOOL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
FOR THE PERIODS ENDED DECEMBER 31
(Millions of dollars, except per share data)

	Three Months Ended		Twelve Months Ended
	2020	2019	2020	2019
	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$5,798	$5,382	$19,456	$20,419
Expenses
Cost of products sold	4,434	4,334	15,606	16,886
Gross margin	1,364	1,048	3,850	3,533
Selling, general and administrative	523	562	1,877	2,142
Intangible amortization	16	16	62	69
Restructuring costs	102	46	288	188
Impairment of goodwill and other intangibles	7	—	7	—
(Gain) loss on sale and disposal of businesses	—	—	(7)	(437)
Operating profit	716	424	1,623	1,571
Other (income) expense
Interest and sundry (income) expense	17	54	(21)	(168)
Interest expense	46	39	189	187
Earnings before income taxes	653	331	1,455	1,552
Income tax expense (benefit)	152	43	384	354
Net earnings	501	288	1,071	1,198
Less: Net earnings (loss) available to noncontrolling interests	4	—	(10)	14
Net earnings available to Whirlpool	$497	$288	$1,081	$1,184
Per share of common stock
Basic net earnings available to Whirlpool	$7.90	$4.56	$17.24	$18.60
Diluted net earnings available to Whirlpool	$7.77	$4.52	$17.07	$18.45
Dividends declared	$1.25	$1.20	$4.85	$4.75
Weighted-average shares outstanding (in millions)
Basic	62.9	63.3	62.7	63.7
Diluted	63.9	63.9	63.3	64.2

WHIRLPOOL CORPORATION
CONSOLIDATED BALANCE SHEETS
(Millions of dollars, except share data)

	December 31, 2020	December 31, 2019
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$2,924	$1,952
Accounts receivable, net of allowance of $132 and $132, respectively	3,109	2,198
Inventories	2,187	2,438
Prepaid and other current assets	795	810
Total current assets	9,015	7,398
Property, net of accumulated depreciation of $6,780 and $6,444, respectively	3,199	3,301
Right of use assets	989	921
Goodwill	2,496	2,440
Other intangibles, net of accumulated amortization of $673 and $593, respectively	2,194	2,225
Deferred income taxes	2,217	2,238
Other noncurrent assets	240	358
Total assets	$20,350	$18,881
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$4,834	$4,547
Accrued expenses	637	652
Accrued advertising and promotions	831	949
Employee compensation	648	450
Notes payable	12	294
Current maturities of long-term debt	298	559
Other current liabilities	1,070	918
Total current liabilities	8,330	8,369
Noncurrent liabilities
Long-term debt	5,059	4,140
Pension benefits	516	542
Postretirement benefits	166	322
Lease liabilities	838	778
Other noncurrent liabilities	732	612
Total noncurrent liabilities	7,311	6,394
Stockholders' equity
Common stock, $1 par value, 250 million shares authorized, 112 million shares issued, and 62 million and 63 million shares outstanding, respectively	113	112
Additional paid-in capital	2,923	2,806
Retained earnings	8,639	7,870
Accumulated other comprehensive loss	(2,811)	(2,618)
Treasury stock, 50 million and 49 million shares, respectively	(5,065)	(4,975)
Total Whirlpool stockholders' equity	3,799	3,195
Noncontrolling interests	910	923
Total stockholders' equity	4,709	4,118
Total liabilities and stockholders' equity	$20,350	$18,881

WHIRLPOOL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE PERIODS ENDED DECEMBER 31
(Millions of dollars)

	Twelve Months Ended
	2020	2019
	(Unaudited)
Operating activities
Net earnings	$1,071	$1,198
Adjustments to reconcile net earnings to cash provided by (used in) operating activities:
Depreciation and amortization	568	587
Impairment of goodwill and other intangibles	7	—
(Gain) loss on sale and disposal of businesses	(7)	(437)
Changes in assets and liabilities:
Accounts receivable	(940)	(87)
Inventories	241	(39)
Accounts payable	341	140
Accrued advertising and promotions	(123)	118
Accrued expenses and current liabilities	(287)	22
Taxes deferred and payable, net	156	(116)
Accrued pension and postretirement benefits	(30)	(81)
Employee compensation	303	106
Other	200	(181)
Cash provided by (used in) operating activities	1,500	1,230
Investing activities
Capital expenditures	(410)	(532)
Proceeds from sale of assets and business	166	1,174
Other	7	(6)
Cash provided by (used in) investing activities	(237)	636
Financing activities
Net proceeds from borrowings of long-term debt	1,033	700
Repayments of long-term debt	(569)	(949)
Net proceeds (repayments) from short-term borrowings	(330)	(723)
Dividends paid	(311)	(305)
Repurchase of common stock	(121)	(148)
Common stock issued	44	8
Other	1	(7)
Cash provided by (used in) financing activities	(253)	(1,424)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(28)	(28)
Increase (decrease) in cash, cash equivalents and restricted cash	982	414
Cash, cash equivalents and restricted cash at beginning of year	1,952	1,538
Cash, cash equivalents and restricted cash at end of year	$2,934	$1,952

SUPPLEMENTAL INFORMATION - CONSOLIDATED FINANCIAL STATEMENTS RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Millions of dollars except per share data)
(Unaudited)

We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, some of which we refer to as "ongoing" measures, including earnings before interest and taxes (EBIT), EBIT margin, ongoing EBIT, ongoing EBIT margin, ongoing earnings per diluted share, organic net sales, adjusted effective tax rate, sales excluding currency and free cash flow. Ongoing measures exclude items that may not be indicative of, or are unrelated to, results from our ongoing operations and provide a better baseline for analyzing trends in our underlying businesses. Sales excluding foreign currency is calculated by translating the current period net sales, in functional currency, to U.S. dollars using the prior-year period’s exchange rate compared to the prior-year period net sales. Management believes that sales excluding foreign currency provides stockholders with a clearer basis to assess our results over time, excluding the impact of exchange rate fluctuations. Management believes that organic net sales provides stockholders with a clearer basis to assess our results over time, excluding the impact of exchange rate fluctuations and the Embraco divestiture. Management believes that adjusted tax rate provides investors with a meaningful, consistent comparison of the Company's effective tax rate, excluding the pre-tax income and tax effect of certain unique items. Management believes that free cash flow provides investors and stockholders with a relevant measure of liquidity and a useful basis for assessing the company's ability to fund its activities and obligations.The Company provides free cash flow related metrics, such as free cash flow as a percentage of net sales, as long-term management goals, not an element of its annual financial guidance, and as such does not provide a reconciliation of free cash flow to cash provided by (used in) operating activities, the most directly comparable GAAP measure, for these long-term goal metrics. Whirlpool does not provide a non-GAAP reconciliation for its other forward-looking long-term value creation and other goals, such as organic net sales, EBIT, and gross debt/EBITDA, as such reconciliation would rely on market factors and certain other conditions and assumptions that are outside of the company’s control. We believe that these non-GAAP measures provide meaningful information to assist investors and stockholders in understanding our financial results and assessing our prospects for future performance, and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP financial measures, provide a more complete understanding of our business. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These ongoing financial measures should not be considered in isolation or as a substitute for reported net earnings available to Whirlpool per diluted share, net earnings, net earnings available to Whirlpool, net earnings margin, net sales, effective tax rate and cash provided by (used in) operating activities, the most directly comparable GAAP financial measures. We also disclose segment EBIT and ongoing segment EBIT as important financial metrics used by the Company's Chief Operating Decision Maker to evaluate performance and allocate resources in accordance with ASC 280 - Segment Reporting. GAAP net earnings available to Whirlpool per diluted share and ongoing earnings per diluted share are presented net of tax, while individual adjustments in each reconciliation are presented on a pre-tax basis; the income tax impact line item aggregates the tax impact for these adjustments. The tax impact of individual line item adjustments may not foot precisely to the aggregate income tax impact amount, as each line item adjustment may include non-taxable components. Historical quarterly earnings per share amounts are presented based on a normalized tax rate adjustment to reconcile quarterly tax rates to full-year tax rate expectations. We strongly encourage investors and stockholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

FOURTH-QUARTER 2020 ONGOING EARNINGS BEFORE INTEREST AND TAXES AND ONGOING EARNINGS PER DILUTED SHARE

The reconciliation provided below reconciles the non-GAAP financial measures ongoing earnings before interest and taxes and ongoing earnings per diluted share, with the most directly comparable GAAP financial measures, net earnings available to Whirlpool and net earnings per diluted share available to Whirlpool, for the three months ended December 31, 2020. Net earnings margin is calculated by dividing net earnings available to Whirlpool by net sales. Ongoing EBIT margin is calculated by dividing ongoing EBIT by net sales. EBIT margin is calculated by dividing EBIT by net sales. The earnings per diluted share GAAP measure and ongoing measure are presented net of tax, while each adjustment is presented on a pre-tax basis. Our fourth-quarter GAAP tax rate was 23.4%. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our fourth-quarter adjusted tax rate (non-GAAP) of 30.0%.

Three Months Ended
Earnings Before Interest & Taxes Reconciliation:	December 31, 2020
Net earnings (loss) available to Whirlpool	$497
Net earnings (loss) available to noncontrolling interests	4
Income tax expense (benefit)	152
Interest expense	46
Earnings before interest & taxes	$699
Net sales	$5,798
Net earnings margin	8.6%

	Results classification	Earnings before interest & taxes	Earnings per diluted share
Reported measure		$699	$7.77
Restructuring costs(a)	Restructuring costs	102	1.60
Product warranty and liability (income) expense(c)	Cost of products sold	(30)	(0.46)
Sale leaseback, real estate and receivable adjustments(d)	Cost of products sold	(74)	(1.16)
Sale leaseback, real estate and receivable adjustments(d)	Selling, general and administrative	(39)	(0.62)
Corrective action recovery(e)	Cost of products sold	(1)	(0.02)
Income tax impact		—	0.20
Normalized tax rate adjustment(b)		—	(0.67)
Ongoing measure		$657	$6.64
Net sales		$5,798
Ongoing EBIT margin		11.3%

Note: Numbers may not reconcile due to rounding

FOURTH-QUARTER 2019 ONGOING EARNINGS BEFORE INTEREST AND TAXES AND ONGOING EARNINGS PER DILUTED SHARE
The reconciliation provided below reconciles the non-GAAP financial measures ongoing earnings before interest and taxes and ongoing earnings per diluted share, with the most directly comparable GAAP financial measures, net earnings available to Whirlpool and net earnings per diluted share available to Whirlpool, for the three months ended December 31, 2019. Net earnings margin is calculated by dividing net earnings available to Whirlpool by net sales. Ongoing EBIT margin is calculated by dividing ongoing EBIT by net sales. EBIT margin is calculated by dividing EBIT by net sales. The earnings per diluted share GAAP measure and ongoing measure are presented net of tax, while each adjustment is presented on a pre-tax basis. Our fourth-quarter GAAP tax rate was 12.8%. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our fourth-quarter adjusted tax rate (non-GAAP) of 9.6%.

Three Months Ended
Earnings Before Interest & Taxes Reconciliation:	December 31, 2019
Net earnings (loss) available to Whirlpool	$288
Net earnings (loss) available to noncontrolling interests	—
Income tax expense (benefit)	43
Interest expense	39
Earnings (loss) before interest & taxes	$370
Net sales	$5,382
Net earnings margin	5.4%

	Results classification	Earnings before interest & taxes	Earnings per diluted share
Reported measure		$370	$4.52
Restructuring costs(a)	Restructuring costs	46	0.72
Sale leaseback, real estate and receivable adjustments(d)	Cost of products sold	(95)	(1.49)
Sale leaseback, real estate and receivable adjustments(d)	Selling, general and administrative	9	0.14
Trade customer insolvency settlement(f)	Interest and sundry (income) expense	59	0.93
Income tax impact		—	(0.02)
Normalized tax rate adjustment(b)			0.11
Ongoing measure		$389	$4.91
Net sales		$5,382
Ongoing EBIT margin		7.2%

Note: Numbers may not reconcile due to rounding

FULL-YEAR 2020 ONGOING EARNINGS BEFORE INTEREST AND TAXES, ONGOING EARNINGS PER DILUTED SHARE

The reconciliation provided below reconciles the non-GAAP financial measures ongoing earnings before interest and taxes and ongoing earnings per diluted share, with the most directly comparable GAAP financial measures, net earnings (loss) available to Whirlpool and net earnings (loss) per diluted share available to Whirlpool, for the twelve months ended December 31, 2020. Net earnings margin is calculated by dividing net earnings available to Whirlpool by net sales. Ongoing EBIT margin is calculated by dividing ongoing EBIT by net sales. EBIT margin is calculated by dividing EBIT by net sales. The earnings per diluted share GAAP measure and ongoing measure are presented net of tax, while each adjustment is presented on a pre-tax basis. Our full-year GAAP tax rate is approximately 26.5%. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our full-year adjusted tax rate of approximately 26.3%.

Twelve Months Ended
Earnings Before Interest & Taxes Reconciliation:	December 31, 2020
Net earnings (loss) available to Whirlpool	$1,081
Net earnings (loss) available to noncontrolling interests	(10)
Income tax expense (benefit)	384
Interest expense	189
Earnings before interest & taxes	$1,644
Net sales	$19,456
Net earnings margin	5.6%

		Twelve Months Ended
		December 31, 2020
	Results classification	Earnings before interest & taxes	Earnings (loss) per diluted share
Reported measure		$1,644	$17.07
Restructuring costs(a)	Restructuring costs	288	4.54
Product warranty and liability (income) expense(c)	Cost of products sold	(30)	(0.47)
Sale leaseback, real estate and receivable adjustments(d)	Cost of products sold	(74)	(1.16)
Sale leaseback, real estate and receivable adjustments(d)	Selling, general and administrative	(39)	(0.61)
Corrective action recovery(e)	Cost of products sold	(14)	(0.22)
(Gain) loss on sale and disposal of businesses(g)	(Gain) loss on sale and disposal of businesses	(7)	(0.10)
Income tax impact			(0.53)
Normalized tax rate adjustment(b)			0.03
Ongoing measure		$1,768	$18.55
Net sales		$19,456
Ongoing EBIT margin		9.1%

Note: Numbers may not reconcile due to rounding

FULL-YEAR 2019 ONGOING EARNINGS BEFORE INTEREST AND TAXES AND ONGOING EARNINGS PER DILUTED SHARE

The reconciliation provided below reconciles the non-GAAP financial measures ongoing earnings before interest and taxes and ongoing earnings per diluted share, with the most directly comparable GAAP financial measures, net earnings available to Whirlpool and net earnings per diluted share available to Whirlpool, for the twelve months ended December 31, 2019. Ongoing EBIT margin is calculated by dividing ongoing EBIT by net sales. EBIT margin is calculated by dividing EBIT by net sales. The earnings per diluted share GAAP measure and ongoing measure are presented net of tax, while each adjustment is presented on a pre-tax basis. Our full-year GAAP tax rate of approximately 22.8% includes the impact of the gain on sale of Embraco. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our full-year adjusted tax rate of approximately 15.3%.

Twelve Months Ended
Earnings Before Interest & Taxes Reconciliation:	December 31, 2019
Net earnings (loss) available to Whirlpool	$1,184
Net earnings (loss) available to noncontrolling interests	14
Income tax expense (benefit)	354
Interest expense	187
Earnings before interest & taxes	$1,739
Net sales	$20,419
Net earnings margin	5.8%

		Twelve Months Ended
		December 31, 2019
	Results classification	Earnings before interest & taxes	Earnings (loss) per diluted share
Reported measure		$1,739	$18.45
Restructuring costs(a)	Restructuring costs	188	2.93
Brazil indirect tax credit(h)	Interest and sundry (income) expense	(180)	(2.80)
(Gain) loss on sale and disposal of businesses(g)	(Gain) loss on sale and disposal of businesses	(437)	(6.79)
Product warranty and liability (income) expense(c)	Cost of products sold	126	1.96
Product warranty and liability (income) expense(c)	Interest and sundry (income) expense	5	0.08
Sale leaseback, real estate and receivable adjustments(d)	Cost of products sold	(95)	(1.48)
Sale leaseback, real estate and receivable adjustments(d)	Selling, general and administrative	9	0.14
Trade customer insolvency claim settlement(f)	Interest and sundry (income) expense	59	0.92
Income tax impact		—	0.75
Normalized tax rate adjustment(b)			1.84
Ongoing measure		$1,414	$16.00
Net sales		$20,419
Ongoing EBIT margin		6.9%

Note: Numbers may not reconcile due to rounding

FULL-YEAR 2021 OUTLOOK FOR ONGOING EARNINGS BEFORE INTEREST AND TAXES AND ONGOING EARNINGS PER DILUTED SHARE

The reconciliation provided below reconciles the non-GAAP financial measures ongoing earnings before interest and taxes and ongoing earnings per diluted share, with the most directly comparable GAAP financial measures, net earnings available to Whirlpool and net earnings per diluted share available to Whirlpool, for the twelve months ending December 31, 2021. Ongoing EBIT margin is calculated by dividing ongoing EBIT by net sales. EBIT margin is calculated by dividing EBIT by net sales. The earnings per diluted share GAAP measure and ongoing measure are presented net of tax, while each adjustment is presented on a pre-tax basis. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our anticipated full-year adjusted tax rate between 24.0% and 26.0%.

		Twelve Months Ending
		December 31, 2021
	Results classification	Earnings before interest & taxes*	Earnings (loss) per diluted share
Reported measure*		$1,775	$17.80-$18.80
Restructuring costs(a)	Restructuring costs	100	1.59
Income tax impact	Interest and sundry (income) expense	—	(0.39)
Ongoing measure		$1,875	$19.00-$20.00

Note: Numbers may not reconcile due to rounding

*Earnings Before Interest & Taxes (EBIT) is a non-GAAP measure. The Company does not provide a forward-looking quantitative reconciliation of EBIT to the most directly comparable GAAP financial measure, net earnings available to
Whirlpool, because the net earnings available to noncontrolling interests item of such reconciliation -- which has historically represented a relatively insignificant amount of the Company's overall net earnings -- implicates the
Company's projections regarding the earnings of the Company's non wholly-owned subsidiaries and joint ventures that cannot be quantified precisely or without unreasonable efforts.

ORGANIC NET SALES

The reconciliation provided below reconciles the non-GAAP financial measure organic net sales with reported net sales, for the three months ended December 31, 2020 and December 31, 2019 for the Company.

	Three Months Ended
	December 31,
	2020	2019	Change
Net sales	$5,798	$5,382	7.7%
Less: Embraco net sales	—	—
Add-Back: currency	138	—
Organic net sales	$5,937	$5,382	10.3%

The reconciliation provided below reconciles the non-GAAP financial measure organic net sales with reported net sales, for the twelve months ended December 31, 2020 and December 31, 2019 for the Company.

	Twelve Months Ended
	December 31,
	2020	2019	Change
Net sales	$19,456	$20,419	(4.7)%
Less: Embraco net sales	—	(635)
Add-Back: currency	551	—
Organic net sales	$20,007	$19,784	1.1%

The reconciliation provided below reconciles the non-GAAP financial measure organic net sales with reported net sales, for the three months ended December 31, 2020 and December 31, 2019 for Whirlpool Latin America.

	Three Months Ended
	December 31,
	2020	2019	Change
Net sales	$821	$782	5.0%
Less: Embraco net sales	—	—
Add-Back: currency	179	—
Organic net sales	$1,000	$782	27.9%

Note: Numbers may not reconcile due to rounding

FULL-YEAR 2020 GROSS DEBT TO EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION & AMORTIZATION RATIO

The reconciliation provided below reconciles the non-GAAP financial measure ongoing EBITDA to net earnings available to Whirlpool, for the twelve months ended December 31, 2020.

Twelve Months Ended
Ongoing earnings before interest, taxes, depreciation & amortization:	December 31, 2020
Net earnings (loss) available to Whirlpool	$1,081
Net earnings (loss) available to noncontrolling interests	(10)
Income tax expense (benefit)	384
Interest expense	189
Earnings before interest & taxes	$1,644
Restructuring costs(a)	288
Product warranty and liability expense(c)	(30)
Sale leaseback, real estate and receivable adjustments(d)	(114)
Corrective action recovery(e)	(14)
(Gain) loss on sale and disposal of businesses(g)	(7)
Ongoing earnings before interest & taxes	$1,768
Depreciation and amortization	568
Ongoing earnings before interest, taxes, depreciation & amortization	$2,336

The reconciliation provided below reconciles Whirlpool's Gross Debt outstanding, for the twelve months ended December 31, 2020.

Twelve Months Ended
Gross debt outstanding:	December 31, 2020
Long-term debt	$5,059
Current maturities of long-term debt	298
Notes payable	12
Gross debt outstanding	$5,369

The reconciliation provided below calculates Whirlpool's Gross Debt to ongoing EBITDA ratio, for the twelve months ended December 31, 2020.

Twelve Months Ended
Gross debt to EBITDA ratio:	December 31, 2020
Gross debt outstanding	$5,369
Ongoing earnings before interest, taxes, depreciation and amortization	$2,336
Gross debt to EBITDA ratio:	2.3

Note: Numbers may not reconcile due to rounding

FOOTNOTES
a.RESTRUCTURING COSTS - In 2019, these costs were primarily related to actions that right-size our EMEA business and certain other unique restructuring events, including restructuring of the Naples, Italy manufacturing plant. In 2020, these costs were primarily related to actions that right-size and reduce the fixed cost structure of our global business, attributable primarily to the current macroeconomic uncertainties caused by COVID-19. This includes costs of approximately $100 million related to restructuring in the United States and approximately $188 million related to restructuring outside of the United States, including the exit of our Naples, Italy facility. In 2021, these costs are primarily related to actions taken by the Company in response to the current macroeconomic uncertainties caused by COVID-19 within our EMEA region.

b.NORMALIZED TAX RATE ADJUSTMENT - During the fourth quarter of 2019, the Company calculated ongoing earnings per share using an adjusted tax rate of 9.6%, to reconcile to our full-year 2019 effective tax rate of 15.3%, which excludes the tax impact of the gain on sale of the Embraco business, a valuation allowance release and the Brazil indirect tax credit. During the fourth quarter of 2020, the Company calculated ongoing earnings per share using an adjusted tax rate of 30.0%, to reconcile to our full-year effective tax rate of 26.3%.

c.PRODUCT WARRANTY AND LIABILITY (INCOME) EXPENSE - In September 2015, the Company recorded a liability related to a corrective action affecting certain legacy Indesit products. During the second and third quarters of 2019, the Company incurred additional product warranty expense related to this previously disclosed legacy Indesit dryer corrective action campaign in the UK for approximately $12 million and $14 million, respectively. In the third quarter of 2019, the Company recorded a charge of approximately $105 million for estimated product warranty expense related to certain EMEA-produced washers for which the Company commenced a recall in January 2020.

During the fourth quarter of 2020, the Company released an accrual of approximately $30 million related to this EMEA-produced washer recall campaign, based on our revised expectations regarding future period cash expenditures for the campaign.

d.SALE LEASEBACK, REAL ESTATE AND RECEIVABLE ADJUSTMENTS - In the fourth quarter of 2019, the Company sold certain owned properties, primarily warehouses, while agreeing to lease these same properties from the purchaser. As part of the sale, the Company recognized a pre-tax gain on sale of the group of properties of approximately $111 million and a cash benefit of approximately $140 million. In addition, the Company wrote off the full loan receivable amount outstanding of approximately $18 million related to a previous loan between the Company and a not-for-profit entity in connection with a community and economic development project. The Company also wrote-down the book value of certain real estate properties, recognizing a loss of approximately $7 million.

In the fourth quarter of 2020, the Company sold and leased back a group of properties for net proceeds of approximately $139 million. The transaction met the requirements for the sale leaseback accounting. In the fourth quarter of 2020, the Company recorded the sale of the properties, which resulted in a pre-tax gain of approximately $113 million ($89 million, net of tax) recorded in cost of products sold ($74 million) and selling, general and administrative expense ($39 million) in the Consolidated Statements of Comprehensive Income (Loss).

e.CORRECTIVE ACTION RECOVERY - The Company recorded a benefit of $13 million in the third quarter of 2020 and $1 million in the fourth quarter of 2020 related to a vendor recovery in our ongoing EMEA-produced washer corrective action. The Company anticipates recording additional immaterial vendor recovery benefits in one or more future quarters.

f.TRADE CUSTOMER INSOLVENCY SETTLEMENT - In January 2020, the Company entered into an agreement with the insolvency trustee for Alno AG, a former trade customer of a Company subsidiary in which the Company subsidiary held a minority equity interest, to settle all potential claims that the insolvency trustee may have against the Company subsidiary related to the Alno insolvency, resulting in a one-time charge of €52.75 million ($59 million as of December 31, 2019).

g.(GAIN) LOSS ON SALE AND DISPOSAL OF BUSINESSES - During the second quarter of 2019, the Company entered into an agreement to sell its South Africa operations. As a result, the Company recorded a charge of $35 million for the write-down of the assets of the disposal group to fair value and $33 million of cumulative foreign currency translation adjustments included in the carrying amount of the disposal group to calculate the impairment. The Company also incurred charges of approximately $11 million, primarily inventory liquidation costs, related to the exit of our domestic sales operations in Turkey. Total charges recorded in the second quarter of 2019 were approximately $79 million. During the third quarter of 2019, changes in working capital accounts and currency translation adjustments resulted in the Company reducing the amount of loss by approximately $5 million.

On July 1, 2019 the Company closed the sale of the Embraco compressor business. As a result, the Company recorded a gain, before taxes, of approximately $511 million.

During the third quarter of 2019, the Company reserved approximately $7 million for an expected change in purchase price for the sale of the Embraco compressor business. Adjustments to the final purchase price were finalized as of the third quarter of 2020, with no resulting change to the final purchase price, and the reserve was released and recognized as a gain during the quarter.

h.BRAZIL INDIRECT TAX CREDIT - During the first half of 2019, the Company received favorable, non-appealable decisions related to the recovery of certain taxes previously paid over gross sales. As a result, the Company recorded a gain in interest and sundry (income) expense during the first quarter and second quarter of 2019 in the amount of $127 million and $53 million, respectively, in connection with these decisions.

FREE CASH FLOW

As defined by the Company, free cash flow is cash provided by (used in) operating activities after capital expenditures, proceeds from the sale of assets and businesses and changes in restricted cash. The reconciliation provided below reconciles twelve months ended December 31, 2020 and 2019 and projected 2021 full-year free cash flow with cash provided by (used in) operating activities, the most directly comparable GAAP financial measure. Free cash flow as a percentage of net sales is calculated by dividing free cash flow by net sales.

	Twelve Months Ended
	December 31,
(millions of dollars)	2020	2019	2021 Outlook
Cash provided by (used in) operating activities	$1,500	$1,230	$1,550
Capital expenditures, proceeds from sale of assets/businesses and change in restricted cash*	(254)	682	(550)
Repayment of term loan	—	(1,000)	—
Free cash flow	$1,246	$912	$1,000+

Cash provided by (used in) investing activities**	(237)	636
Cash provided by (used in) financing activities**	(253)	(1,424)

Note: 2019 free cash flow includes the net proceeds and the term loan repayment related to the sale of the Embraco business of approximately $1 billion.

*In 2018 and 2019, restricted cash was used to fund capital expenditures and technical resources to enhance Whirlpool China's research and development and working capital, as required by the terms of the Whirlpool China (formerly Hefei Sanyo) acquisition. In 2020, restricted cash represents contributions held as part of the Company's Charitable Foundation which was consolidated as of September 30, 2020.

**Financial guidance on a GAAP basis for cash provided by (used in) financing activities and cash provided by (used in) investing activities has not been provided because in order to prepare any such estimate or projection, the Company would need to rely on market factors and certain other conditions and assumptions that are outside of its control.

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